Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered as of July 7, 2026 (the “Effective Date”) by and between Hyperion DeFi, Inc., a Delaware company (the “Company”), and Hyunsu Jung, an individual residing in Texas (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually a “Party.”

1.            Position, Duties, Responsibilities.

(a)            Position and Location. Executive shall continue to render services to the Company in the positions of Chief Executive Officer (the “CEO”) and Chief Investment Officer (the “CIO”), reporting to the Board of Directors of the Company (the “Board”), and shall perform all services appropriate to such positions for an organization the size of the Company that is engaged in the type of business engaged by the Company, as well as such other services of a nature customary to the positions of CEO and CIO, as may be assigned by the Board. Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties and must at all times act in good faith towards the Company. Executive’s office will be located in the State of Texas. Additionally, Executive shall travel, from time to time, as Company business dictates without additional remuneration but subject to the reimbursement of business expenses, as set forth in Section 3(e) below. In addition, Executive shall continue as a member of the Board, to serve in accordance with the Company’s bylaws and until his death, resignation or removal. Upon the termination of this Agreement for any reason, Executive shall offer to step down from the Board.

(b)            Other Activities. Except upon the prior written consent of the Board, Executive will not: (i) accept any other full-time or part-time employment or engagement, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill the Executive’s responsibilities under this Agreement, (iii) sell, market or represent any product or service other than the Company’s products or services, or (iv) serve on any other board of directors for any other company (other than the Company), provided that the Board’s written consent will not be unreasonably withheld.

(c)            Devotion of Time and Energies. Except as set forth in Section 1(b), Executive will devote all of the Executive’s working time and attention to the performance of the Executive’s duties under this Agreement.

2.            Term.

(a)            Term. Subject to the terms hereof, Executive’s employment as CEO and CIO hereunder shall continue until terminated hereunder by either Executive or Company as described herein.

(b)            Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(1)            On June 17, 2029, unless a mutual agreement between the Executive and the Company is made to continue this employment arrangement.

(2)            Death. In the event of Executive’s death, Executive’s employment shall immediately conclude.

(3)            Disability. In the event of Executive’s Disability (as defined in Section 2(c) below), Executive’s employment shall conclude upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(4)            Termination by Company.

(i)            For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as defined in Section 2(d)), upon written notice by Company to Executive that Executive’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the later of the date of such notice or such later date as specified in writing by Company; or

(ii)            Without Cause. If by Company for reasons other than Disability or Cause, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by Company.

(5)            Termination by the Executive. Executive may terminate Executive’s employment with the Company under the following conditions:

(i)            Termination by Executive for Good Reason. If for Good Reason (as defined in Section 2(e) below), upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective five (5) days after the date that the Company’s cure period ends, as set forth in Section 2(e) below; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(ii)            Termination by Executive without Good Reason. If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice; provided that Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c)            Definition of Disability. “Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

(d)            Definition of Cause. “Cause” shall mean: (i) Executive’s engagement in illegal conduct, gross misconduct or gross negligence, which, in each case, is materially injurious to Company; (ii) Executive’s gross insubordination with regard to a lawful and reasonable directive by the Board, or material malfeasance or nonfeasance of duty with respect to his duties and responsibilities to the Company, provided that Cause shall not include nonfeasance due to Executive’s Disability; (iii) Executive’s embezzlement, knowing misappropriation of funds, or fraud, in each case with respect to the Company or otherwise in his capacity as an employee or Board member of the Company; (iv) Executive’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, or moral turpitude; (v) Executive’s material breach of the Confidentiality Agreement (as defined below), or similar agreement between Executive and Company; or (vi) Executive’s material breach of any written employment agreement between Executive and Company or violation of a material provision of any Company employment policy; provided that if the circumstance(s) in subsection (ii), (v) or (vi) is (or are) capable of being cured, Company has first provided Executive with written notice setting forth in reasonable detail the circumstance(s) that Company alleges constitute(s) “Cause” and Executive has failed to cure such circumstance(s) within a period of thirty (30) days after the date of receipt of such written notice.

(e)            Definition of Good Reason. “Good Reason” means the existence of any one or more of the following conditions without the Executive’s consent, provided Executive submits written notice to the Company within forty-five (45) days of when such condition(s) first arose specifying the condition(s): (i) a material adverse change in his title or reporting relationships; (ii) change in his position with the Company which materially reduces his authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; (iii) a material reduction in the Executive’s then current Base Salary; or (iv) a material breach by the Company of this Agreement; provided that within forty-five (45) days of the Company’s act or omission giving rise to a termination for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive’s written notice and the Executive actually terminates his employment within five (5) days after the date the Company’s cure period ends.

3.            Compensation. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a)            Base Salary. The Company shall pay to Executive an annual salary of five hundred twenty thousand dollars ($520,000.00), less all applicable withholdings, which shall be payable in accordance with the Company’s payroll practices (the “Base Salary”), and which may be adjusted from time to time by approval of the Board.

(b)            Equity. Executive shall be eligible for equity awards as determined by the Board from time to time in its sole discretion, and subject to the terms of the plan document and Executive entering into any award agreements. Any awards shall be subject to vesting and other conditions required by the applicable plan document or award agreement and/or as determined by the Company in its sole discretion, subject to Section 5 below. Except as provided in Section 5 below, nothing in this Agreement shall amend the terms of any equity incentive awards the Executive holds as of the Effective Date. Any sales of shares of common stock, $0.01 par value per share, held by Executive shall be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, unless otherwise agreed in writing between Executive and the Board.

(c)            Annual Bonus. Each calendar year, Executive will be eligible to earn a cash bonus (the “Annual Bonus”) in an amount up to the Target Bonus (defined below), subject to the achievement of performance goals and conditions established by the Board, or the compensation committee thereof. Any Annual Bonus will be paid no later than March 15th of the calendar year following the calendar year to which it relates. Executive must be employed through the end of the calendar year to which an Annual Bonus relates in order to receive any Annual Bonus. “Target Bonus” means (i) for calendar year 2026, 100% of Executive’s Base Salary, and (ii) for calendar years after 2026, a percentage of Executive’s then-current Base Salary as may be determined by the Board, or the compensation committee thereof, in its sole discretion (which percentage may be lower than 100%). The Board, or the compensation committee thereof, shall determine, in its sole discretion, whether Executive has satisfied the performance goals and conditions for the Annual Bonus and the amount of the Annual Bonus to be paid based on satisfaction of such performance goals and conditions.

(d)            Employee Benefits and Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans to the extent that Executive meets the eligibility requirements for each individual plan or program, including but not limited to participation in the Company’s health, dental, and vision insurance plans. Such benefits are subject to change from time to time in accordance with the Company’s plans. Executive shall be entitled to be paid for state and federal holidays recognized by the Company, and shall be entitled to paid time off in accordance with Company policy.

(e)            Reimbursement of Expenses. Executive shall be reimbursed for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time, upon presentation of documentation regarding such expenses. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A shall be made no later than the end of the calendar year following the calendar year in which Executive incurs such business expense.

4.            Payments upon Termination.

(a)            Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, (ii) the amount of any unpaid Annual Bonus earned with respect to the calendar year prior to the calendar year of any termination of Executive’s employment with Company, provided that Executive was employed on the last day of the calendar year to which the Annual Bonus relates, and (iii) the amount of any business expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans.

(b)            Termination by Company for Cause; by Executive without Good Reason; or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and Executive shall not be eligible for payments or benefits described in Section 4(c) below.

(c)            Termination by Company without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause, Disability, or death, or is terminated by the Executive for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(d) below:

(1)            Severance Payment. Payment in an amount equal to the Executive’s then-existing Base Salary for a twelve (12) month period (the “Severance Payment”), less customary and required taxes and employment-related deductions, paid in one lump sum amount on the first payroll date following the date on which the separation agreement under Section 4(d) below becomes effective and non-revocable; provided that such Severance Payment shall be made within sixty (60) days following the effective date of termination from employment, and further provided that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the Severance Payment shall be made in such subsequent calendar year.

(2)            Benefits. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive health insurance coverage at no cost to Executive, until the earliest to occur of (a) twelve (12) months following Executive’s termination date, (b) the date Executive elects to participate in the group health plan of another employer, or (c) the end of Executive’s eligibility under COBRA for continuation coverage. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph or the benefits under the Company’s health plan may be taxable income to Executive, or such payments may otherwise result in a violation of applicable nondiscrimination requirements, it may convert such payments to payroll payments directly to Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings. Subject to the Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

(3)            In the event that Executive’s employment is terminated by action of Company other than for Cause, Disability, or death, or is terminated by the Executive for Good Reason within the Change-in-Control Period, then, in addition to the payments and benefits described in Section 4(c)(1) and (2) above, Executive shall receive Executive’s Target Bonus for the year of termination, less customary and required taxes and employment-related deductions, payable at the same time as the Severance Payment.

(d)            Execution of Separation Agreement. Notwithstanding any provisions in this Agreement to the contrary, Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has timely executed (without revocation) a separation agreement, which shall include a standard release of claims and covenants no more restrictive than the restrictive covenants provided in the Confidentiality Agreement (the “Separation Agreement”); provided that the Separation Agreement may include a provision to reasonably cooperate on litigation matters and/or a mutual non-disparagement provision; provided further that the Separation Agreement shall be provided to Executive within ten (10) days following separation from service. The Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has executed the Separation Agreement and returned it to the Company and the release has become effective within sixty (60) days following Executive’s separation from service.

5.            Treatment of Equity upon a Change in Control. In the event of a Change in Control while Executive remains employed by the Company, any time- or service-based vesting conditions applicable to equity incentive awards held by the Executive shall be deemed to be satisfied (including, for the avoidance of doubt, any time- or service-based vesting conditions that apply following achievement of a performance metric). Any performance-based vesting conditions shall continue to be determined in accordance with the applicable award agreement.

6.            Confidentiality Agreement. In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Executive agrees to abide by the confidentiality agreement executed by Executive on June 15, 2025 (the “Confidentiality Agreement”), attached hereto as Exhibit A.

7.            Certain Definitions.

(a)            Definition of Change in Control. “Change in Control” means any of the following:

(1)            a transaction or series of related transactions in which any person (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any person who prior to such transaction or series of related transactions owns more than a majority of the Company’s voting securities, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; unless the stockholders of the Company immediately before such transaction or series of related transactions own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction or series of related transactions;

(2)            a consolidation or merger of the Company with or into another entity or a similar transaction involving the Company, unless the stockholders of the Company immediately before such consolidation, merger, or other transaction own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;

(3)            individuals who are members of the Board on the Effective Date (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Section 7(a)(3), be considered as a member of the Incumbent Board;

(4)            the sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company, other than to an entity of which the stockholders of the Company immediately before such sale, lease, exclusive license, or other disposition own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license, or other disposition; or

(5)            the liquidation, dissolution, or winding up of the Company.

For the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to (x) change the jurisdiction of the Company’s incorporation, or (y) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, to the extent necessary to avoid a violation of Section 409A, a transaction shall be a Change in Control for purposes of this Agreement only if such transaction is a change in ownership or effective control, or change in the ownership of a substantial portion of the assets of a corporation, as defined in Treas. Reg. § 1.409A-3(i)(5).

(b)            Definition of Change-in-Control Period. “Change-in-Control Period” means the period beginning on the date of a Change in Control and ending on the twelve (12) month anniversary of such Change in Control.

8.            Return of Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests at any time, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9.            Taxation.

(a)            The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be either exempt from or in compliance therewith, so that it shall not cause adverse tax consequences for Executive with respect to Section 409A, and any successor statute, regulation and guidance thereto.

(b)            Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(c)            In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits: (i) any termination of Executive’s employment triggering payment of benefits under Section 4 of this Agreement must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence; to the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 of this Agreement that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h); for purposes of clarification, this Section 9(c) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; and (ii) notwithstanding any other provision with respect to the timing of payments under Section 4 of this Agreement if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 of this Agreement which are subject to Section 409A (and not otherwise exempt from its application) shall be delayed until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4 of this Agreement.

(d)            It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A.

(e)            All reimbursements that would be considered nonqualified deferred compensation under Section 409A and provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)            In the event that any severance payment or other benefit provided for in this Agreement or otherwise payable to Executive (for purposes of this Section 9(f), a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then, to the extent permitted by Section 409A, Executive shall determine which method shall be followed, provided that if Executive fails to make such determination within thirty (30) days after the Company has sent Executive written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion.

10.            Miscellaneous.

(a)            Arbitration. Disputes arising out of this Agreement shall be subject to the Mutual Arbitration Agreement with the Company executed by Executive on June 17, 2025, attached hereto as Exhibit B.

(b)            Entire Agreement. This Agreement and Exhibits attached hereto are intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements, including the previous employment agreement between the Parties dated January 1, 2026, and related amendments, and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Executive acknowledges that he does not rely upon any representations, oral or written, concerning the terms of his employment by the Company. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

(c)            Amendments; Waivers. This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(d)            Assignment; Successors and Assigns. Executive agrees that the Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights, or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by Executive shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest, provided specifically that the Company may at any time (upon written notice to Executive) assign all of its rights and obligations hereunder (including but not limited to the right to receive Executive’s services as provided hereunder) to a third party purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(e)            Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic mail, and (iii) on the third business day following mailing, if mailed first class, postage prepaid, registered, or certified mail from a United States address as follows or at such other address as each party hereafter designates:

to the Company at:

295 Madison Avenue, Suite 2400

New York, NY 10017

and to Executive at:

Hyunsu Jung

[Address Redacted]

(f)            Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

(g)            Governing Law. This Agreement and the rights and obligations of the Company and Executive hereunder shall be determined under, governed by, and construed in accordance with the laws of the state of Delaware.

(h)            Executive Acknowledgment. Executive acknowledges (i) that Executive has consulted with independent counsel of Executive’s own choice concerning this Agreement and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(i)            Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Executive and the Company, by its duly authorized agent, have each placed their signatures below.

Hyperion DeFi, Inc.

/s/ Dr. Ellen Strahlman
Dr. Ellen Strahlman
Chair, Compensation Committee of the Board of Directors

Executive

/s/ Hyunsu Jung
Hyunsu Jung

EXHIBIT A

CONFIDENTIALITY AGREEMENT

A-1

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT

B-1